Event ID:   2712375
Culture:   en-US
Event Name: Q3 2010 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2010-02-09T13:30:00 UTC

P: Operator;;
C: Lesley Snyder;Rand Logistics, Inc.;IR Counsel
C: Laurence Levy;Rand Logistics, Inc.;Chairman and CEO
C: Scott Bravener;Rand Logistics, Inc.;President, Lower Lakes
C: Joe McHugh;Rand Logistics, Inc.;CFO
C: Ed Levy;Rand Logistics, Inc.;President
P: Fred Buonocore;CJS Securities;Analyst
P: Matt Campbell;Knott Partners;Analyst
P: David Horn;Kiron Advisors;Analyst
P: Bob Sales;LMK Capital Management;Analyst

+++ presentation
Operator: Good morning. My name is Cynthia, and I will be your conference operator today. At this time, I would like to welcome everyone to the third-quarter fiscal year 2010 earnings conference call. (Operator Instructions). I would now like to turn today's call over to Lesley Snyder, Investor Relations counsel. Please go ahead, ma'am.

Lesley Snyder: Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' fiscal 2010 third-quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.randlogisticsinc.com/presentation.html.

 Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include but are not limited to the effect of the economic downturn in our markets, the weather conditions on the Great Lakes, and our ability to maintain and replace our vessels as they age.

 For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 25, 2009.

 And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results, Joe McHugh, our Chief Financial Officer, will review the financial results, and Ed Levy, Rand's President, will discuss our fiscal 2011 earnings opportunities. We will then open the call up for questions.

 In the context of tonnage demand in the markets that we serve being down as much as 50% for certain of the commodities that we transport, our results this quarter and year to date clearly illustrate the benefits of our differentiable and sustainable competitive advantages. These include high barriers to entry, a non-duplicatable asset portfolio, long-term contracts with revenue visibility, and an efficient cost structure. The severity of this downturn has tested our operating model and business strategy. Our record operating performance for the quarter, as well as our anticipated full-year fiscal 2010 financial performance, in the face of the severe economic downturn, validates the quality of our business and our position as one of the most efficient providers of bulk freight shipping services throughout the Great Lakes region.

 Our 2009 shipping season is now complete. As a result of a modest improvement in demand from certain customers relative to the first half of the sailing season, a continued focus on expense control, relatively benign weather conditions in the fiscal third quarter and effective vessel scheduling and utilization, we have increased our full-year earnings guidance. Based on current exchange rates, we expect our operating income before depreciation, amortization and a one-time charge for a loan amendment fee for the fiscal year ended March 31, 2010, to be in the range of $20.5 million to $21 million U.S. dollars, which will be the highest in Rand's history.

 Equally as important, barring a further downturn in the economy or a significant change in exchange rates, we believe that our fiscal 2010 results reflect the floor of the Company's earnings, and Ed will discuss where we see additional near-term earnings opportunities. As previously disclosed, our capital and drydock expenditures are expected to be between $7.5 million and $8 million.

 Now I'd like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thank you, Laurence. Market conditions on the Great Lakes remained extremely challenging during the fiscal third quarter, highlighted by year-to-date tonnage volume decreases of up to 50% for certain of the commodities that we carry, versus last year. That said, as is highlighted on slides 6 and 7 of the presentation available on Rand's website under Investors -- Events & Presentations, we did see a modest improvement in some of the commodities that we transport. Consistent with our first two fiscal quarters, the decline in customer demand somewhat limited our vessel scheduling flexibility and created network inefficiencies. However, demand for our services stabilized during the fiscal third quarter, compared to the same period last year.

 Overall, we were very pleased with our operating results for both the three and nine months ended December 31, 2009. With regard to the three months ended December 31, 2009, we believe that the quarter's results are more reflective of our business' earnings capability, in contrast to last year's equivalent period. As many of you will recall, we were very disappointed in our fiscal third-quarter results last year, as many of our customers unexpectedly shut their facilities earlier than usual in response to the dramatic decline in the economy. This resulted in our trade pattern being materially disrupted, and we incurred significant and unavoidable vessel inefficiencies. In contrast, throughout our entire 2009 sailing season, our vessel scheduling was predicated on our assumption that some customers would close their facilities early again, which, I might add, they did. As such, we were able to maintain acceptable vessel utilization throughout our sailing season. We have clearly exhibited strong discipline in how we managed our business to ensure that we would overcome the economic challenges without negatively impacting our vessel performance.

 During our fiscal third quarter, we experienced a modest increase in customer demand, including commitments that were pushed out from the prior quarters and a restocking of inventories. As a result, we recorded approximately 111 additional sailing days in January 2010, which is beyond our normal December 31st shutdown date. That said, given weather and ice conditions on the Great Lakes at this time of year, our vessel margins from days sailed in January are less than at other times during the year, and therefore we do not foresee these profits materially reducing the operating losses that we typically realize during our fiscal fourth quarter.

 We anticipate that this fiscal year's record results will exceed last fiscal year's, which had previously been our record performance. We expect to achieve our fiscal 2010 results while sailing for 2,977 days versus 3,066 days last year at a theoretical maximum number of days of 3,300 days. Further, while customer demand as measured in tons was down lakes-wide by as much as 50% for certain of the commodities that we carry, versus the 2008 sailing season, our tonnage volumes were only down 3.8%, excluding outside voyage charter, versus the same time period in the prior year. This was a direct result of our diverse customer base, the scheduling flexibility inherent in the size and configuration of our fleet, our cost-efficient operating model and our market position.

 We benefited from additional new business and contractual rate increases from existing customers during the fiscal third quarter and have been successful in securing additional long-term contractual business, which will allow us to further increase vessel utilization from the fiscal 2010 sailing season level and result in further growth in profitability as the economy rebounds. Specifically, we have already secured additional business which will allow us to increase our number of sailing days closer to our theoretical maximum and improve the efficiency of our vessels. We believe that this could provide the potential for substantial operating leverage and profit improvement.

 We continue to be very pleased with the progress that we are making in reducing vessel operating expenses per day. For the nine months ended December 31, 2009, vessel operating expenses, reduced for fuel and other surcharge revenue, declined relative to the same period in 2008. This marks the third straight sailing season that we have been able to reduce our vessel operating expenses, reduced for fuel and other surcharge revenue, on a per sailing day basis. Our expense reductions are a result of improved operating metrics on our vessels, a constant focus on cost containment, and the realization of gains resulting from our capital improvements. Notwithstanding the level of improvement achieved in the 2009 sailing season, we continue to believe that there is meaningful room for further improvement in vessel operating expenses per sailing day. Remaining a cost-efficient operator continues to be a key focus area for our entire management team.

 In conjunction with our comprehensive cost reduction plan, we previously announced the complete elimination of incentive compensation. In light of our strong operating performance, we have revisited this decision, and therefore the results for the nine months ended December 31, 2009, now include an accrual for incentive compensation. It is likely that our full-year expense reductions will still be in the $1.2 million to $1.5 million range. We will continue to maintain cost vigilance, but we do anticipate that some expenses that were eliminated last year will be reinstated on an as-needed basis.

 We are cautiously optimistic in our outlook for fiscal year 2011. This optimism is driven primarily by additional new business combined with a modest increase in customer demand, which will enhance our scheduling efficiencies and the number of vessel sailing days versus the prior season. These improvements, together with continued stringent control over vessel operating and administrative expenses, should lead to further growth in earnings.

 With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials. Total revenue during the three-month period ended December 31, 2009, was $37.3 million, an increase of $1.1 million or 3.2%, compared to $36.2 million during the three-month period ended December 31, 2008. This increase was primarily attributable to a stronger Canadian dollar, partially offset by reduced fuel surcharges. All of our customer contracts have fuel surcharge provisions, whereby the changes in our fuel costs are passed on to customers. Such changes in fuel surcharges impact our margin percentages, but do not significantly impact our margin dollars. Due to reduced fuel prices during the three-month period ended December 31, 2009, fuel surcharge revenues declined 9.3% as compared to the three-month period ended December 31, 2008.

 Freight and other related revenue generated from Company-operated vessels increased $4.4 million or 18.0% to $28.6 million during the three-month period ended December 31, 2009, compared to $24.2 million during the three-month period ended December 31, 2008. Freight and related revenue per sailing day increased $3068 or 12.9% to $26,853 per sailing day in the three-month period ended December 31, 2009, compared to $23,785 in the three-month period ended December 31, 2008. This increase was attributable to a stronger Canadian dollar, a 4.5% increase in sailing days, benign weather during the quarter and more efficient trade patterns in the month of December, compared to the prior year.

 Outside voyage charter revenue decreased $2.6 million or 45.9% to $3.1 million during the three-month period ended December 31, 2009, compared to $5.7 million during the three-month period ended December 31, 2008. The decrease in outside voyage charter revenue was attributable to nonrecurring spot market business carried during that quarter in 2008.

 Vessel operating expenses decreased $800,000 or 3.4% to $23.2 million in the three-month period ended December 31, 2009, compared to $24 million in the three-month period ended December 31, 2008. This decrease was primarily attributable to reduced fuel and other vessel costs, as well as improved trade patterns in the month of December, partially offset by a stronger Canadian dollar. Vessel operating expenses per sailing day decreased $1778 or 7.5% to $21,799 in the three-month period ended December 31, 2009, compared to $23,577 in the three-month period ended December 31, 2008.

 Our general and administrative expenses increased $243,000 to $2.6 million during the three-month period ended December 31, 2009, from $2.3 million in the three-month period ended December 31, 2008. The increase in general and administrative expenses was primarily a result of a stronger Canadian dollar and a small increase in the provision for doubtful accounts. Our general and administrative expenses accounted for 6.9% of revenues during the three-month period ended December 31, 2009, an increase from 6.4% of revenues during the three-month period ended December 31, 2008. During the three-month period ended December 31, 2009, $650,000 of our general and administrative expenses was attributable to our parent company, and $1.9 million was attributable to our operating companies. At current exchange rates, our general and administrative costs are running at an annual rate of approximately $9.5 million per year.

 The Canadian dollar strengthened by approximately 15% versus the U.S. dollar, averaging approximately $0.95 U.S. cents per Canadian dollar during the three-month period ended December 31, 2009, compared to approximately $0.83 U.S. cents per Canadian dollar during the three-month period ended December 31, 2008. The Company's balance sheet translation rate increased from approximately $0.79 U.S. cents per Canadian dollar at March 31, 2009, to approximately $0.95 U.S. cents per Canadian dollar at December 31, 2009.

 As a result of the items described above, during the nine months ended December 31, 2009, the Company's operating income before depreciation, amortization and a one-time amendment fee charge increased by $1.6 million, to a record $27.5 million, compared to $25.9 million during the nine months ended December 31, 2008.

 Finally, I would ask you to turn to slide 15 of the presentation. We believe that this chart, which illustrates the Company's trailing 12 months of operating income before depreciation, amortization and a one-time loan amendment fee charge, since the time of our purchase of Lower Lakes, is indicative of the earnings quality of the Company in both good and bad markets.

 With that, I'd like to turn the call over to Ed to discuss our fiscal 2011 earnings opportunities. Ed?

Ed Levy: Thanks, Joe. While at this time, we are not prepared to provide you with specific earnings guidance, we thought it would be helpful to share with you the earnings opportunities that we believe might be achievable in fiscal 2011.

 As outlined on slide 16 of the presentation, in building our budgets for fiscal 2011, we are assuming that the economic recovery is going to be gradual, muted and uneven, and therefore, with few exceptions, we are not at this time forecasting any improvement in existing customer tonnage demand. Nonetheless, we believe we have the opportunity to further increase our operating earnings before depreciation and amortization in fiscal 2011, as compared to fiscal 2010, for three distinct reasons.

 First, as per slide 17 of the presentation, due to the slowdown in the economy in 2009, we only sailed 2,977 sailing days during the shipping season out of a theoretical maximum of 3,300 days. We have no major contracts to be renewed this winter and expect to renew all other expiring business. As Scott mentioned, we have already secured additional business on terms consistent with past levels, which will allow us to increase our number of sailing days significantly closer to our theoretical maximum. Since we have already covered all of our fixed costs, these incremental sailing days will increase profitability.

 Second, as a result of price escalation provisions in our existing contracts and a further diversification in our commodity mix, we would expect that our marine freight revenue per day, excluding fuel and other surcharges and outside charter revenue, is likely to increase by an amount greater than our vessel operating expenses per day, which, based on current exchange rates, will result in increased operating income before depreciation and amortization. Furthermore, a series of measures and investments have already been identified, which will enable us to further reduce our vessel operating expenses.

 Lastly, while at this time we do not have enough visibility to forecast it, if we experience an improvement in customer demand, it will enable us to maximize the utilization efficiency of our vessels during our sailing days, providing the potential for substantial operating leverage and profit improvement. We estimate that of the 2977 days we sailed, in the aggregate we lost approximately 28 days during the 2009 sailing season, compared to the 2008 sailing season due to inefficiencies caused by the dramatic reduction in demand for the commodities that we transport.

 Now I would like to turn it back to Laurence.

Laurence Levy: Thanks, Ed. Our strong financial performance during the severe economic downturn underscores the quality of our business model and assets. We are very pleased with the operating results that we have been able to achieve in this adverse environment. We believe that business conditions have stabilized, and we are seeing evidence that they are starting to improve. We anticipate that the economic recovery will be gradual, muted and uneven. Nonetheless, we believe that barring another economic downturn or a significant change in exchange rates, our fiscal year 2010 results reflect the floor of the Company's earnings and that we are well positioned to deliver record earnings for the third year in a row in fiscal 2011. As Ed described, we believe there are several opportunities in our 2010 shipping season for enhanced operating earnings growth that should be achievable even without a significant economic recovery. We look forward to keeping you apprised of Rand's progress.

 With that, I'd like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions). Fred Buonocore, CJS Securities.

Fred Buonocore: Nice quarter. Just to make sure that I'm clear where we can expect to see growth in fiscal '11, it sounds like you're really not expecting an overall increase in tonnage demand for Great Lakes cargo, but you do think you will see some increase in sailing days driven by just new contracts that you've signed, new customer agreements. Is that correct?

Ed Levy: Yes, I think that as we sit here today, we are assuming no improvement in tonnage demand, but we have in hand secured contracts which will allow us to increase our number of sailing days for the 2010 sailing season.

Fred Buonocore: Can you elaborate a little bit on some of the new business just in terms of what kind of end markets these were from?

Laurence Levy: Scott, would you like to address that, please?

Scott Bravener: We have some new aggregate business that we've added this year, Fred, and also some new business in our grain segment of our business.

Fred Buonocore: Excellent. And then in terms of operating expense reduction opportunities, could you elaborate a little bit more on that? I mean, where is the room, given that you've done such a good job in this area already?

Laurence Levy: Go ahead, Scott.

Scott Bravener: I think, Fred, where we are going with that is our ability to continue to bring down our operating expenses per day. We've made good progress over the last three years in doing that. And one of the key factors in bringing that down further will be increasing the number of sailing days of the vessels, because we have a certain amount of fixed costs that are spread over a smaller number of sailing days.

Fred Buonocore: Got it, okay. I understand. And then a third question -- seems kind of random. I'm not sure if it's a real relevant threat or concern at this point, but I have to ask. I've been reading all this stuff about the Asian carp. What kind of implications are we seeing from this now, or is it just sort of a lot of noise at this point?

Laurence Levy: Go ahead, Scott.

Scott Bravener: There was actually an article in The Wall Street Journal this morning on the Asian carp, Fred. Really, at this point, the Asian carp do not pose any direct impact to our business in particular as we do not trade down into the river system through the Chicago area. Our vessels are too large.

 One of our concerns as an industry is we do not support the closing of navigational waterways, as it potentially sets a precedent for calls for closures of other navigational waterways that would affect us. So, no direct effect, but potentially an indirect effect if they were successful in their ability to close some of these waterways.

Fred Buonocore: Okay, thank you. I'll get back in queue.

Operator: Matt Campbell, Knott Partners.

Matt Campbell: Nice quarter. Scott, could you speak to the end markets, the different commodities that you ship? Which commodities have been hit the hardest, and where do you see -- what commodities should we be watching for upticks, significant upticks?

Scott Bravener: Aggregates represent the largest share of our business, and aggregates were hit particularly hard on the Great Lakes, both in the construction and the chemical -- steel-related use of limestone on the Great Lakes, and also the iron ore, the steel business was particularly -- the hardest hit on the Great Lakes, Matt.

 Going forward next year, we see most of our commodities remaining relatively flat, some with slight increases. But the steel industry, which was virtually nonexistent during the first two quarters of last year, we do expect -- we have seen an improvement in the steel industry now. The mills in North America now are running at close to 67% and there's been a continued slight uptick in that over the last few months. It's not going to be material, but certainly during our first two quarters last year, steel was, particularly in our first quarter, steel was virtually absent. So they returned in the third quarter, and our primary customers are operating at fairly high levels. So we expect to see a rebound in that sector of our market next year.

Matt Campbell: And Scott, are you seeing any indications of any sort of a stimulus plan starting to hit? Anybody planning for it? Are you seeing any bookings?

Scott Bravener: We've seen very little impact in the Great Lakes region from the stimulus last year -- certainly within our aggregate markets. We are seeing some work coming out in the next couple years from fairly large projects in some of our markets, but we don't foresee that having an impact this year.

Matt Campbell: Great. Thank you very much.

Operator: David Horn, Kiron Advisors.

David Horn: Just a few housekeeping questions first. So interest expense will be around $6 million for the year?

Laurence Levy: Joe, could you address that, please?

Joe McHugh: Yes, we will be -- that includes some deferred financing costs, but our cash interest expense will start to drop off to the $5 million range, for two reasons. One is about $15 million of our interest rate cap dropped off on December 1st. And secondly, we are over the fiscal year now averaging a lower average revolver from where we were last year and continuing to run that number to a lower average, and in fact a negative revolver if you include cash on the balance sheet. We will be closer to $5 million cash interest next year.

David Horn: Wonderful. And then cash taxes, we are still not paying any?

Joe McHugh: Well, most of the states now are trying to go to sales-based franchise taxes. So we are getting a little bit of pressure on our G&A by moving the franchise taxes into our G&A, which is where, under U.S. GAAP, we are required to show it. We have NOL’s on both the U.S. and Canadian side, and only really the Michigan tax is showing up as a paid tax under the income tax. So that is still a fairly low number each year, less than $100,000, or $50,000 to $100,000 a year.

David Horn: Okay, so it doesn't have -- but it doesn't have a significant cash impact. And the NOL’s should last us for the next -- at least the next few years?

Joe McHugh: Yes, that's correct. We have about $50 million of NOL’s, and it will last at least the next few years. We have some strategies that can extend that a little bit as well.

David Horn: And then given the CapEx figure between -- I guess you said $7 million and $8 million, when we factor in the taxes or the lack thereof and the interest expense, and the guidance, we're doing like $0.50 of free cash flow. And the things you have on slide 17, they all seem to have very high incremental margins. Is that pretty much the story here, that we have a ton of operating leverage where we are with the business now, considering the things in the pipeline?

Ed Levy: Yes, I think -- this is Ed speaking, David. I think that your conclusion is square on, frankly. But CapEx number in our loan agreement, we are required to spend less than $8 million Canadian. So that is a covenant compliance requirement in our loan agreement. And as we think about page 17 and the three opportunities, all of that is direct profit, which will drive the return on common equity, frankly. You are thinking about it exactly right.

David Horn: Wonderful. And then I'm just curious. When you meet with, whether it be current investors or future investors, I guess you are doing some sort of a presentation next month I think I saw a press release for. What reservations do they have? Do they not understand the story, because accounting sort of in the past -- I guess we don't have a number of years of profitable history? The way you describe it on the call, and considering the moats in the business and the free cash flow yield of the business, it seems like a no-brainer. So I'm just curious. Can you name anything that investors hesitate about?

Laurence Levy: This is Laurence. Firstly, Ed and myself are in fact presenting at the BB&T conference tomorrow down in Florida. And we are actively interacting with investors on an ongoing basis.

 I would say there are a few things that in the past have caused some hesitation for investors. And this is just partially subjective. First of all, we began life as a SPAC, as you may be aware, and I don't think that is beneficial, quite honestly. An IPO would've been preferable.

 Secondly, we remain a microcap stock. Thirdly, if you look back at our history, a couple of years ago we did have somewhat muddied financials, I'm going to say, due to our accounting for a VIE, a variable interest entity. That is now all cleared out of our history, though.

 So from a practical perspective, as we talked to investors over the last several weeks, in all honesty I do think people are becoming increasingly excited and optimistic about the story and starting to recognize the value in our Company. If you look at our free cash flow per share, if you computed it and compare it to any other Jones Act listed entity, we are trading at a very, very modest multiple right now. And we do think that as investors recognize that and recognize the quality of our cash flow and the prospects for the upcoming season, as Ed articulated, that we should see additional investors becoming very interested in our story.

David Horn: Okay, great.

Ed Levy: David, I would add to that, I think that's why we put the slide in, slide 15 in, just to give people a snapshot of where the business has come from. And hopefully we've conveyed to you that this year's record earnings are likely to be achieved in a market which was absolutely flat on its back. And so we now have good empirical data as to what the earnings power of this business is in a horrific market environment.

David Horn: All right. Thank you very much, and keep up the good work.

Operator: Bob Sales, LMK Capital Management.

Bob Sales: A few questions. I'm looking at the CapEx from last fiscal year ending March 31, '09, and it was $9 million. I'm just curious, what was the cost savings or the reduction, if I'm looking at it correctly, year over year?

Laurence Levy: Joe, could you address that?

Joe McHugh: Well, two things. That $9 million did cover some carryover from fiscal 2008 related to our Saginaw engine.

Bob Sales: Yes, I remember that, okay.

Joe McHugh: And that did generate about $2 million per year, even in declining fuel prices, and benefits from that part of the investment. So if you look at the last fiscal year that just ended, the last season a year ago, we were about -- call it $6.3 million or a little over $6.3 million of CapEx. We look at CapEx and drydock invested. The cash flow statement shows -- for the change a couple years ago to basically show just the amount you paid. And then you have -- and then we document down on the bottom how much remains unpaid. So last season we were about $6.3 million, $6.4 million, and this year, depending on the final exchange rates, this season will end up about $7.5 million to $8 million. And some of that -- a little of that could carry into Q1.

Bob Sales: Okay. So looking at it on an apples-to-apples basis, the uptick is because you ran the ships harder, or is there a higher cost or something else?

Laurence Levy: Ed, would you like to address that?

Ed Levy: Yes. I think the uptick is a function of continuing to drive the marine freight revenue per day and continuing to optimize the vessel utilization, both from a trade pattern perspective as well as a commodity mix perspective. We continue to see opportunities in that area.

 In addition, as Scott mentioned, this was the third straight year that we were able to reduce our vessel operating expenses. And we continue to be very focused on that area. And we continue to allocate capital with a keen eye towards a high return on invested capital hurdle in order to drive out the expenses.

Bob Sales: Okay. And then --

Scott Bravener: Just to add to that, Bob, a good part of the uptick was this was the first full year of operations with the Saginaw since it's been repowered, which substantially lowered her operating costs and increased her revenue. So that was a good part of the uptick this season also.

Bob Sales: Okay. And then, Ed, with respect to the 3,300 theoretical maximum sailing days, I'm sure everyone's taking a pen and pencil and calculating $11,500 per incremental sailing day. But what is the realistic possibility of getting close to that theoretical maximum?

Ed Levy: I think, Bob, as we sit here today, I think the management team is very comfortable that we will -- we lost about -- call it 300 or so sailing days in 2009 sailing season.

Laurence Levy: Relative to the theoretical --

Ed Levy: Relative to the theoretical maximum. And so I think the management team today feels very, very comfortable that we've got at least half of that in our pocket right now, signed-up contracts with very good visibility around those contracts. And so I think if you are sort of thinking about two-thirds, let's say, of the 300 days that we missed relative to theoretical maximum, that's probably a nice conservative number. And we think you'll see that in the April through August time period of 2010, because that's where we lost our sailing days in 2009.

Bob Sales: Okay. And then, Ed, the other question I had on the January sailing days, didn't look like they were very profitable. I'm sure there's a lot of ice issues you have to deal with and whatnot. Are you contractually obligated to take those days as opposed to deferring the shipment opportunities to the start of the new sailing season?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Yes. They are primarily attributable to customers where we are the sole-source supplier, and with commitments being backloaded into the last half of this year, the product had to be delivered to enable their operations through the winter period.

Bob Sales: Okay. So you really have to take them.

Scott Bravener: Yes.

Bob Sales: And then on cash, when I look at the balance sheet, it looks like there is -- I guess my question is, will the additional cash year over year just go to reduce the revolver as you pass the high season for receivables? Or is there some mindset that you'd also reduce some of the long-term debt?

Laurence Levy: Bob, what tends to happen with our revolver is once we finish the shipping season and collect our accounts receivable, the revolver will basically automatically just wash out and then it will rebuild once we start the shipping season again in April. So that's just part of the regular ebb and flow of the business.

 The free cash flow we are generating, we are utilizing on an ongoing basis to continue to pay down our term debt, some of which is mandatory, but we are doing it very, very comfortably at this point. In addition, we are continuing to look for investment opportunities in our fleet on which we can see some very good returns on investment, as well as continuing to review for potential external acquisition opportunities.

Bob Sales: Okay. So, looking at the current portion of long-term debt, the $4.6 million on the balance sheet as of December 31, 2009, that would be the scheduled paydown of the longer-term debt. Is that true?

Laurence Levy: That is correct.

Bob Sales: Okay. And then remind me, what is the rate on that, the long-term debt, the interest rate?

Laurence Levy: Joe?

Joe McHugh: The interest rate on our long-term debt is -- the U.S. debt has an interest rate swap and it's 3.65% plus our 3.75% markup. And that is on a balance right now of about $19.4 million of the original $22 million. Of our $43.9 million Canadian, we are now down to about $28 million covered by an interest rate swap. That interest rate swap, which dates back to February '08, is 4.09% plus the 3.75% markup. And then the remaining $15 million has a 3.75% markup with typically a three-month LIBOR that is a fairly low percent. So --

Laurence Levy: Bob, I'd highlight at this stage we are paying, but current industry levels, quite a high interest rate overall. At the time, obviously we thought it was quite good as we swapped into that rate. It was approximately two years ago. But by current rates, we feel that we are paying a high rate. And as these as swaps roll off, we will see a substantial reduction in our interest costs if current rates continue to prevail for any extended period.

Ed Levy: Bob, that goes back to the $700,000 reduction in fiscal 2011 interest expense that's related to that one swap that's now rolled off.

Bob Sales: Good. Okay. Excellent. Thank you.

Operator: (Operator Instructions). Fred Buonocore, CJS Securities.

Fred Buonocore: Could you address the competitive environment a little bit? I know that some of your competitors spent a good deal of this past season tied up. Do you expect to see them out in more force as we get into the 2010 sailing season?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Yes. Particularly within the U.S. market, we've seen a large number of vessels that were laid up for large portions of the season, Fred. I will expect we are going to see -- and a large portion of those vessels were tied particularly to the steel market. We expect to see a large number of vessels tied up this season also.

 We've seen with our larger competitors in the market a lot of discipline. Really they are participating in, to a large degree, in different segments of the market than we are, within each market we have in the River Class. But we have seen some pressure in the lower end of the market, but very limited.

Fred Buonocore: When you say the lower end of the market, how do you mean?

Scott Bravener: With some of our smaller competitors, but they are limited in the capacity available to offer to customers.

Fred Buonocore: Right. And given these challenges that you would expect to persist through the 2010 sailing season, do some of these lower-end guys represent attractive acquisition candidates, or it's just really not that simple?

Ed Levy: I think as we've said in the past, Fred, we continue to monitor our acquisition opportunities. But we will continue to be very disciplined around kinds of return, hurdles and requirements that we have. And so we are not about to chase acquisitions for chasing's sake.

Fred Buonocore: Got it. Thank you.

Laurence Levy: Fred, one other thing I would highlight, I think we are benefiting from the industry being more consolidated and disciplined than it was several years ago, where there were many more operators. It was far more fragmented. In a volume declining environment, you saw a lot of the competitors significantly reducing their prices, and it became an undisciplined market. This downturn has shown that is no longer the case in the Great Lakes environment.

Scott Bravener: I would add to that, Laurence, many of our larger competitors simply don't have the operating cost structure that they can participate in some of the markets that we serve. It's just not profitable for them.

Fred Buonocore: Right, great. Okay. Thanks for that.

Operator: (Operator Instructions). At this time, there are no further questions. I would like to turn the call back over to Laurence Levy for closing remarks.

Laurence Levy: We thank all our investors and other participants for participating on today's call. We look forward to keeping you updated about Rand's progress. We are delighted with the performance of the Company, as you heard us convey during today's discussion. And if any of you would like to have further conversations with us, please reach out to us. We certainly are receptive to interacting with all of you. Thank you for taking the time.

Operator: Ladies and gentlemen, this concludes today's conference. You may now disconnect.